Exhibit 99.1

PARAMOUNT COMPLETES $975 MILLION REFINANCING

OF ONE MARKET PLAZA

NEW YORK – January 19, 2017 – Paramount Group, Inc., (NYSE: PGRE) (“Paramount” or the “Company”) announced today that it has completed a $975 million refinancing of One Market Plaza, a property with two landmark office towers aggregating 1.6 million square feet of Class A office and retail space located in the South Financial District of San Francisco.

The new seven-year interest-only loan matures in January 2024 and has a fixed rate of 4.03%.  The net proceeds from the refinancing were used to repay the existing $873 million loan that bears interest at 6.12% that was scheduled to mature in December 2019. The Company’s 49% share of net proceeds, after the repayment of the existing loan, closing costs and required reserves, was approximately $23 million.

“We took advantage of a robust credit market environment to further strengthen our balance sheet,” said Wilbur Paes, Executive Vice President, Chief Financial Officer and Treasurer of Paramount. “This refinancing allows us to lock in an attractive rate, extend maturities, and is another testament to the markets’ confidence in our Class A portfolio.”

The loan was provided by Goldman Sachs Mortgage Company, Morgan Stanley Bank, N.A., Deutsche Bank AG, New York Branch and Barclays Bank PLC.  Paramount engaged Eastdil Secured, LLC to arrange the financing.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco.  Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com